EXHIBIT 10.27

Notice of Grant of [Performance/Time]-Based Restricted Stock Units under The 2014 stock incentive plan
FIRST NAME LAST NAME ADDRESS LINE 1 ADDRESS LINE 2 ADDRESS LINE 3 CITY, STATE, ZIPCODE	Grant Number: Employee ID: Plan:	OPTION NUMBER EMPLOYEE IDENTIFIER 2014 Stock Incentive Plan

This notice (the “Notice”) evidences the grant by Avid Technology, Inc. (the “Company”) on _____ (the “Grant Date”) to you (the “Participant”) of _____[performance/time]-based restricted stock units of the Company (“RSUs”). Each RSU represents the right to receive one share of common stock, $0.01 par value per share, of the Company (“Common Stock”) under the Company’s 2014 Stock Incentive Plan (the “Plan”) upon vesting. The shares of Common Stock that are issuable upon vesting of the RSUs are referred to herein as the “Shares.” The RSUs and the Shares are subject to the attached Terms and Conditions and the Plan. Together, the Notice, Terms and Conditions, and Plan constitute the complete agreement between the Participant and the Company regarding the RSUs and the Shares.

The RSUs will vest as follows: [add vesting]. Except as otherwise expressly provided, if you terminate employment with the Company before your RSUs are fully vested, you will forfeit the unvested RSUs.

By your signature and the Company’s signature below, you and the Company agree that the RSUs are granted and governed by this Notice, the terms and conditions of the Plan and the attached Terms and Conditions of the Shares (subject to any applicable, superseding terms of your employment agreement with the Company).

Avid Technology, Inc.

 By: ____________________                        Date: __________
    John W. Frederick

I acknowledge the RSU grant made to me on ___, and confirm that I agree to the terms and conditions set forth herein.

______________________________________________            Date: ____________________

Avid Technology, Inc.
Grant of Restricted Stock Units
Terms and Conditions
(Time and Performance Based)

1.Grant of Restricted Stock Units. Avid Technology, Inc. has granted to the Participant, subject to these Terms and Conditions, the attached Notice and the Plan, the number of RSUs identified in the Notice. Each RSU represents the right to receive one share of Common Stock. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Notice.

2.Vesting; Forfeiture.

(a)Vesting Schedule. The RSUs shall vest in accordance with the schedule, subject to any performance and other conditions, as set forth in the Notice
(b)Vesting Upon Termination of Relationship with Company.

(i) Generally. Except as provided in Section 2(b)(ii) through (v), if the Participant ceases to be employed by Avid Technology, Inc. or its subsidiaries (the” Company”) (as an employee or officer of, or an advisor or consultant to, the Company or its subsidiaries) for any reason or no reason, with or without Cause (as defined below), prior to the final vesting date of the RSUs, vesting shall cease and the Participant will have no rights with respect to any RSUs that have not then vested.
(ii) Terms of Employment Agreement. The RSUs shall be subject to (and modified by) any applicable, superseding vesting terms as set forth in the Participant’s then-effective employment agreement, offer letter or other similar agreement with the Company, if any.
(iii) Vesting Upon Death or Disability. If the Participant’s employment with the Company is terminated by reason of death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), where the Participant is not retirement-eligible) prior to the final vesting date of the RSUs, the Participant’s RSUs (A) that vest solely based on the passage of time (“Time-Based RSUs”), if any, shall immediately vest with respect to an additional number of Time-Based RSUs that would have vested during the one-year period following the termination of the Participant’s employment with the Company and (B) that vest based on performance criteria (“Performance-Based RSUs”), if any, shall cease to vest and the Participant will have no rights with respect to any Performance-Based RSUs that have not then vested.
(iv) Vesting Upon Retirement. If the Participant retires prior to the final vesting date of the RSUs, then the Time-Based RSUs shall continue to vest through the final vesting date notwithstanding that the Participant ceases to be employed by the Company; provided, however, that if the Participant breaches (as determined by the Company in its sole discretion) the non-competition, non-solicitation or confidentiality provisions of any employment or nondisclosure agreement or other similar agreement between the Participant and the Company, or breaches any other restrictive covenant, vesting shall immediately cease and the Participant will have no rights with respect to any RSUs that have not vested as of the date of the breach. Performance-Based RSUs, if any, shall cease to vest upon the Participant’s cessation of employment, and the Participant will have no rights with respect to any Performance-Based RSUs that have not then vested.
(v) Reorganization Event. Following a change in control of the Company or other Reorganization Event (as defined in the Plan), vesting of your RSUs may be modified by the Company’s Board of Directors or its designee, to the extent permitted by the Plan.
(vi) Definitions. For purposes of this Section 2(b): “retirement” shall mean the cessation of employment with the Company for any reason other than “Cause” by a Participant who is at least 60 years of age and who has been employed continuously by the Company for the seven years immediately preceding the date of cessation of employment; and “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. Notwithstanding the foregoing, if the Participant is party to an employment agreement, offer letter or other similar agreement with the Company that contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.
(c) For purposes of these Terms and Conditions, employment with the Company shall include employment with any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) and 424(f) of the Code.

3.Distribution of Shares. The Company shall not be obligated to issue to the Participant any
Shares upon the vesting of any RSU (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities and tax laws and the requirements of any stock exchange upon which the Shares may then be listed. Each Share distribution date is hereinafter referred to as a “Settlement Date.”

4.Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution.

5.Dividend and Other Shareholder Rights. Except as set forth in the Plan, neither the
Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.

6.Withholding Taxes; Section 83(b) Election.

(a)No Shares will be delivered pursuant to the vesting of an RSU unless and until the Participant satisfies any federal, state or local withholding tax obligation required by law to be withheld or paid in respect of this award. The Participant acknowledges and agrees that to satisfy any tax obligation described in Section 6(a) of these Terms and Conditions, the Company shall deduct and retain from the Shares to be distributed upon the Settlement Date such number of Shares as is equal in value to the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the lapse of the forfeiture provisions (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such income), based on the closing price of the Common Stock on the Settlement Date.

(b)The Participant acknowledges that no election under Section 83(b) of the Code may be filed with respect to this award.

7.Section 409A of the Code.

(a)These Terms and Conditions and the applicable Notice shall be interpreted consistent with the intent that the award comply with, or be exempt from, the requirements of Section 409A of the Code, applicable Treasury regulations, and guidance thereunder ("Section 409A"). No provision of these Terms and Conditions or the Notice shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from the Participant to the Company or to any other individual or entity.

(b)If the Participant is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code as of his separation from service (within the meaning of Section 409A) with the Company, any amount that is subject to Section 409A and payable upon the Participant’s separation from service shall be delayed to the extent required by Section 409A(a)(2)(B)(i) until the earlier of (a) the first payroll date that is six (6) months after the Participant’s separation from service or (b) a date determined by the Company that is within 30 days of the Participant’s death. Such six-month delay shall not be required for any payment that is exempt from the requirements of Section 409A.

(c)For purposes of Section 409A, each installment payment under this award shall be treated as a separate payment.

8.Miscellaneous.

(a)Governing Law. These Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice or conflict of law provision.

(b)Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(c)Binding Effect. These Terms and Conditions shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4.

(d)Waiver. Any provision for the benefit of the Company contained in these Terms and Conditions may be waived, either generally or in any particular instance, by the Board of Directors of the Company or a duly authorized committee thereof.

(e)Entire Agreement. These Terms and Conditions, the Notice, the Plan and any applicable, superseding terms of the Participant’s employment agreement constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter hereof.

(f)Amendment. These Terms and Conditions may only be amended or modified in accordance with the Plan.